Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Orrstown Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c)	80,228 (2)	$26.13(3)	$2,096,357.64	$0.00014760	$309.42

Total Offering Amounts					$2,096,357.64	$0.00014760	$309.42
Total Fees Previously Paid							—
Total Fees Offsets							$—
Net Fee Due							$309.42

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Orrstown Financial Services, Inc.’s (the “Registrant’s”) common stock, no par value (“Common Stock”), that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)
Represents shares of Common Stock issuable upon the exercise or vesting, as applicable, of equity awards issued pursuant to the Codorus Valley Bancorp, Inc. 2007 Long-Term Incentive Plan, as amended, and the Codorus Valley Bancorp, Inc. 2017 Long-Term Incentive Plan, as amended, which equity awards were converted into equity awards in respect of Common Stock pursuant to that certain Agreement and Plan of Merger, dated as of December 12, 2023, by and between the Registrant and Codorus Valley Bancorp, Inc.

(3)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Registrant’s common stock as of June 27, 2024, as reported on the Nasdaq stock market).